EXHIBIT 10.10

SECOND AMENDMENT TO THE
FRANKLIN ELECTRIC CO., INC.
PENSION RESTORATION PLAN

WHEREAS, Franklin Electric Co., Inc. (the “Company”) maintains the Franklin Electric Co., Inc. Pension Restoration Plan (the “Plan”) for designated employees; and
WHEREAS, the Company has delegated the right to amend the Plan to the Chief Financial Officer and Vice President-Global Human Resources (the “Amending Officers”) and the Amending Officers now deem it appropriate to do so.
NOW THEREFORE BE IT RESOLVED, that the Plan is hereby amended, effective as of February 22, 2013:
1.    The last sentence of Section 4(b) of the Plan is amended to read as follows:
“As used in Section 4(b), “Actuarial Equivalent” shall be determined in accordance with the definition of Actuarial Equivalent in effect under the Cash Balance Plan on January 1, 2005, on the following basis: (i) the Applicable Mortality Table in effect on the date of such termination of employment shall be used; and (ii) the lesser of the Applicable Interest Rate in effect on either the date of such termination of employment, or the date the monthly annuity payments commence or a lump sum payment is made, without regard to Section 3(d), as applicable, shall be used.”
3.    The first sentence of Section 8 of the Plan is amended to insert the phrase “by action of its Board of Directors or its delegate” immediately following the phrase “to amend the Plan.”
4.    Section 9.6 of the Plan is amended to add a new sentence to read as follows:
“Notwithstanding anything to the contrary, the Company may make distributions to someone other than the Participant if such payment is necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), involving the Participant.”
IN WITNESS WHEREOF, this Second Amendment has been duly executed as of this 19th day of December, 2013.
FRANKLIN ELECTRIC CO., INC.

/s/ John J. Haines
John J. Haines
Chief Financial Officer

/s/ Thomas J. Strupp
Thomas J. Strupp
Vice President-Global Human Resources